MATERIAL SCIENCES CORPORATION

REPORTS FIRST QUARTER RESULTS

Plans Outlined to Further Reduce Cost and Improve Operating Performance

ELK GROVE VILLAGE, IL, JULY 1, 2003—Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for electronic, acoustical/thermal and coated metal applications, today reported results for the first quarter of fiscal 2004 ended May 31, 2003.

Net sales from continuing operations for the first quarter of fiscal 2004 were $59.4 million, down 17.1 percent compared with sales from continuing operations of $71.7 million in the same period last year. The net loss from continuing operations in the first quarter was $2.2 million, or 16 cents per diluted share, compared with net income of $2.2 million, or 15 cents per diluted share, last year.

MSC recorded restructuring charges totaling $2.0 million before income taxes in the first quarter, or 9 cents per diluted share. The charge was primarily related to the company’s previously announced separation agreement covering the resignation of its chairman, president and chief executive officer and other restructuring actions.

Income per diluted share in the first quarter of fiscal 2003 excludes interest expense of 8 cents per diluted share, which previously was allocated to discontinued operations (Pinole Point Steel). There was no interest expense allocated to discontinued operations in the current fiscal year.

Total debt at the end of the first quarter was $55.3 million, or 31.5 percent of total capital. The company’s total cash, cash equivalents, restricted cash and marketable securities were $32.1 million.

News Release

July 1, 2003

Continuing Operations Review

The Engineered Materials and Solutions Group (EMS), including electronic, acoustical/thermal and coated metal products, recorded first quarter sales of $59.3 million compared with $71.7 million in the first quarter of last year.

Sales of electronic material-based solutions were $8.2 million, up 57.5 percent compared with $5.2 million in last year’s first quarter. The increase primarily resulted from higher shipments of NRGDamp, the company’s vibration damping material used to manufacture hard disk drive covers.

Sales of acoustical/thermal material-based solutions in the first quarter were $15.8 million, 4.0 percent below the $16.4 million in the same period a year ago. This decrease largely was due to lower shipments of noise damping materials to the disc brake aftermarket, partially offset by an increase in shipments of Quiet Steel® for automotive body panels and engine applications.

Sales of coated metal material-based solutions in the first quarter were $35.4 million down 29.3 percent from the $50.0 million in last year’s first quarter. The decline primarily resulted from significantly lower shipments of electrogalvanized steel for the automotive market, along with a decline in coil coated metal for the building and construction, gas tank and lighting markets.

“As we previously announced, the expected decline in coated metal sales in the first quarter largely was due to the benefit we received during the first half of fiscal 2003 when we supplied a portion of Double Eagle Steel Coating Company’s (DESCO) electrogalvanizing requirements, when its coating activities were interrupted by a major fire, and to generally lower sales in the other markets we serve. We are working on a number of sales initiatives to replace the lost business at our Walbridge, Ohio facility with a more diversified and permanent customer base. We expect to see the benefits of these efforts beginning in the second half of this year,” said Michael J. Callahan, president and chief executive officer.

The Electronic Materials and Devices Group (EMD), including switches, sensors and interface solutions, reported sales of $0.1 million in the first quarter compared with no sales in the same period last year. Shipments largely consisted of switch assemblies for Toshiba’s projection televisions.

News Release

July 1, 2003

MSC reported a loss from continuing operations in the first quarter of fiscal 2004 compared with a profit in the same period last year. The variance primarily was due to lower sales, lower capacity utilization, a less favorable product mix, increased investment in sales and marketing, the restructuring charge, and higher reported interest expense.

Plans Outlined to Further Reduce Cost and Improve Operating Efficiency

The company is implementing cost reductions and restructuring plans under the leadership of MSC’s new president and chief executive officer, Michael J. Callahan.

“Our objective is to improve shareowner value on a sustained basis, something we have not done in recent years. To do so, there has to be a systemic change in the way we do business. Accordingly, we are in the early stages of reviewing the cost structure of the entire corporation. Our goal is to remove redundancies throughout the organization and, thereby, reduce the breakeven point of the corporation—a must in the markets we operate in today,” said Callahan.

MSC today announced actions consolidating the administrative structure of the company, combining its sales and marketing departments to improve results by strengthening the depth and talent level of the combined organization and reducing overhead expenses throughout the company.

“Over the last several weeks, the management team has undertaken a rigorous audit of the business and committed to an immediate and comprehensive effort to strengthen the financial performance of the company. At this early point in the process, management has already implemented actions that will result in savings of approximately $2.2 million in fiscal 2004 and $3.3 million on an annualized basis, with minimal restructuring charges. This is just the beginning. Between now and the end of this fiscal year, we will review all operations including our manufacturing structure, procurement, and operating drivers which we would expect to result in even greater savings. We also will review underperforming assets. All assets must have the capability to provide an adequate return to shareowners or they will be sold or idled,” said Callahan.

News Release

July 1, 2003

The company also announced that it refocused spending in its switch and sensor business to emphasize near-term results while continuing support for longer-term market opportunities. This will keep spending at levels near those seen in the fourth quarter of fiscal 2003.

“The changes we are making will result in a better balance between operating profitability and investment in new products and markets. We will continue to make investments to enhance our positions in the growing and more profitable markets for our electronic and acoustical and thermal products. These decisions are difficult but necessary to provide sustained returns to our principal stakeholders. Our entire management team is committed to these actions,” Callahan concluded.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for electronic, acoustical/thermal, and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with a deep understanding of its markets, and the offer of specific value propositions that define how it will create and share economic value with its customers. Economic Value Added (EVA) is MSC’s primary financial management and incentive compensation measure. The company’s stock is traded on the New York Stock Exchange under the symbol MSC and is included in the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: the company’s ability to successfully implement its restructuring and cost reduction plans and to achieve the benefits it expects from these plans; changes in the business environment, including the automotive, building and construction, electronics and durable goods industries; competitive factors; acceptance of Quiet Steel parts by the North American automotive market; facility utilization and product mix at the Walbridge facility, including the extent of ISG’s utilization; MSC’s ability to develop, introduce and sell new products and technologies, including products based on the touch-sensory technology licensed from TouchSensor

News Release

July 1, 2003

Technologies, LLC, and the actual levels of future spending to support those products; the amount and timing of the final realization of proceeds on the sale of Pinole Point Steel (including receipt of the tax refund and realization of the tax credit carryforward); cash flows related to and gains/losses on the potential sale or idling of facilities or other assets; continuation of current interest rates and the potential impact on potential debt reduction; and other factors, risks and uncertainties detailed from time to time in the company’s filings with the Securities and Exchange Commission. MSC undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Information about Material Sciences through the Internet is available at www.matsci.com and www.frbinc.com.

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(In thousands, except per share data)

	Three Months Ended May 31,
	2003	2002	Percent Change
Net Sales	$59,383	$71,660	-17.1%
Cost of Sales	49,913	58,821	-15.1%

Gross Profit	$9,470	$12,839	-26.2%
Selling, General and Administrative Expenses	10,046	9,164	9.6%
Restructuring Expenses	1,964	—	0.0%

Income (Loss) from Operations	$(2,540)	$3,675	-169.1%

Other (Income) and Expense:
Interest (Income) Expense, Net	$845	$(206)	-510.2%
Equity in Results of Joint Ventures	266	315	-15.6%
Other, Net	18	61	-70.5%

Total Other Expense, Net	$1,129	$170	564.1%

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	$(3,669)	$3,505	-204.7%
Provision (Benefit) for Income Taxes	(1,439)	1,335	-207.8%

Income (Loss) from Continuing Operations	$(2,230)	$2,170	-202.8%
Discontinued Operations:
Gain (Loss) on Discontinued Operation—Pinole Point Steel (Net of Benefit for Income Taxes of $85 and Provision for Income Taxes of $2,560, Respectively)	(123)	3,683	-103.3%

Net Income (Loss)	$(2,353)	$5,853	-140.2%

Basic Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.16)	$0.15	-206.7%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	(0.01)	0.26	-103.8%

Basic Net Income (Loss) Per Share	$(0.17)	$0.41	-141.5%

Diluted Net Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.16)	$0.15	-206.7%
Gain (Loss) on Discontinued Operation—Pinole Point Steel	(0.01)	0.25	-104.0%

Diluted Net Income (Loss) Per Share	$(0.17)	$0.40	-142.5%

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	13,884	14,335
Dilutive Shares	—	137

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	13,884	14,472

MATERIAL SCIENCES CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands)

	May 31, 2003	February 28, 2003
Assets:
Current Assets:
Cash and Cash Equivalents	$29,801	$43,880
Restricted Cash	2,280	2,280

Total Cash, Cash Equivalents and Restricted Cash	$32,081	$46,160
Marketable Securities	41	1,002
Receivables, Less Reserves of $4,777 and $4,874, Respectively	35,030	27,607
Income Taxes Receivable	490	2,339
Prepaid Expenses	3,309	1,792
Inventories	28,273	26,372
Deferred Income Taxes	1,461	1,461
Asset Held for Sale	104	506
Current Assets of Discontinued Operation, Net—Pinole Point Steel	15,873	16,035

Total Current Assets	$116,662	$123,274

Property, Plant and Equipment	$262,171	$251,243
Accumulated Depreciation and Amortization	(161,734)	(158,055)

Net Property, Plant and Equipment	$100,437	$93,188

Other Assets:
Investment in Joint Ventures	$1,357	$12,881
Goodwill	7,294	7,116
Other	1,358	1,350

Total Other Assets	$10,009	$21,347

Total Assets	$227,108	$237,809

Liabilities:
Current Liabilities:
Current Portion of Long-Term Debt	$17,669	$11,559
Accounts Payable	20,664	22,944
Accrued Payroll Related Expenses	7,894	13,705
Accrued Expenses	7,560	6,668

Total Current Liabilities	$53,787	$54,876

Long-Term Liabilities:
Deferred Income Taxes	$2,746	$5,699
Long-Term Debt, Less Current Portion	37,667	43,944
Other	12,382	11,403

Total Long-Term Liabilities	$52,795	$61,046

Shareowners’ Equity:
Preferred Stock	$—	$—
Common Stock	368	365
Additional Paid-In Capital	70,779	70,143
Treasury Stock at Cost	(46,528)	(46,528)
Retained Earnings	94,943	97,296
Accumulated Other Comprehensive Income (Loss)	964	611

Total Shareowners’ Equity	$120,526	$121,887

Total Liabilities and Shareowners’ Equity	$227,108	$237,809

MATERIAL SCIENCES CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended May 31,
	2003	2002
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(2,353)	$5,853
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by (Used in) Operating Activities:
Discontinued Operation, Net—Pinole Point Steel	39	21,793
(Gain) Loss on Discontinued Operation—Pinole Point Steel	123	(3,683)
Depreciation and Amortization	3,727	4,145
Benefit for Deferred Income Taxes	(269)	(43)
Compensatory Effect of Stock Plans	467	370
Gain on Sale of Asset	(162)	—
Other, Net	272	315
Changes in Assets and Liabilities:
Receivables	(5,220)	(6,624)
Income Taxes Receivable	(834)	(270)
Prepaid Expenses	(1,517)	(1,821)
Inventories	(1,901)	886
Accounts Payable	(1,519)	1,106
Accrued Expenses	(5,069)	(6,829)
Other, Net	799	258

Net Cash Provided by (Used in) Operating Activities	$(13,417)	$15,456

Investing Activities:
Discontinued Operation, Net—Pinole Point Steel	$—	$(176)
Cash Received from Sale of Pinole Point Steel, Net	—	32,461
Capital Expenditures	(1,381)	(1,239)
Acquisitions, Net of Cash and Cash Equivalents Acquired	(568)	—
Proceeds from Sale of Asset	679	—
Investment in Joint Ventures	(358)	(3,118)
Purchases of Marketable Securities	—	(4,990)
Proceeds from Sale of Marketable Securities	1,000	7,000
Other	(39)	89

Net Cash Provided by (Used in) Investing Activities	$(667)	$30,027

Financing Activities:
Payments of Debt	$(167)	$(13,570)
Cash from Cancellation of Letters of Credit	—	3,235
Payments on Rights Redemption	(149)	—
Purchase of Treasury Stock	—	(136)
Issuance of Common Stock	321	246

Net Cash Provided by (Used in) Financing Activities	$5	$(10,225)

Net Increase (Decrease) in Cash	$(14,079)	$35,258
Cash and Cash Equivalents at Beginning of Period	43,880	33,806

Cash and Cash Equivalents at End of Period	$29,801	$69,064